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                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
 (a wholly owned subsidiary of American Express Travel Related Services Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                            Six Months Ended
                                June 30,
                               (Unaudited)                Years Ended December 31,
                              ----------------  ----------------------------------------------------
                              2004     2003     2003        2002      2001       2000       1999
                              ----------------  ----------------------------------------------------
Earnings:
Net income                    $123     $135     $  260     $  228     $  277     $  286     $  223
Income tax provision            63       71        135        118        140        150        120
Interest expense               406      429        852        916      1,458      1,459      1,130
                              ----     ----     ------     ------     ------     ------     ------

Total earnings (a)            $592     $635     $1,247     $1,262     $1,875     $1,895     $1,473
                              ====     ====     ======     ======     ======     ======     ======

Fixed charges -
   interest expense (b)       $406     $429     $  852     $  916     $1,458     $1,459     $1,130
                              ====     ====     ======     ======     ======     ======     ======

Ratio of earnings
   to fixed charges (a/b)     1.46     1.48       1.46       1.38       1.29       1.30       1.30

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

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